Exhibit 99.1

Company Contacts:	Jeff Hall
Chief Financial Officer
(408) 875-6800
jeff.hall@kla-tencor.com

Charles Lewis (media)
Director, Public Relations
(408) 875-9037
charles.lewis@kla-tencor.com

FOR IMMEDIATE RELEASE

KLA-TENCOR REPORTS FISCAL 2008 FIRST QUARTER RESULTS

SAN JOSE, Calif., October 25, 2007—KLA-Tencor Corporation (NASDAQ: KLAC) today announced operating results for its first quarter of fiscal 2008, which ended on September 30, 2007. The Company reported GAAP net income of $88 million and GAAP earnings per diluted share of $0.46 on revenue of $693 million for the quarter ended September 30, 2007, which included stock-based compensation and other charges discussed below, compared to GAAP net income of $147 million or $0.75 per diluted share on revenue of $736 million in the fourth quarter of fiscal 2007, and GAAP net income of $136 million or $0.67 per diluted share on revenue of $629 million in the first quarter of fiscal 2007.

Net income for the first quarter of fiscal 2008 reflects $91 million in charges, as follows:

•	Stock-based compensation related charges of $28 million, compared to $26 million for the fourth quarter of fiscal 2007 and $37 million for the first quarter of fiscal 2007.

•

Discrete tax expenses of $47 million for US tax associated with implementation of our global manufacturing strategy. There were no such charges associated with our manufacturing strategy in either the fourth quarter of fiscal 2007 or the first quarter of fiscal 2007.

•

Acquisition-related charges of $12 million for amortization of intangible assets relating to the acquisitions completed by the Company in fiscal 2007. Acquisition-related charges, including impairment of intangibles and in-process R&D, were $38 million for the fourth quarter of fiscal 2007 and $1 million for the first quarter of fiscal 2007.

•

Severance charges of $2 million related to a worldwide reduction in force, compared to $11 million for the fourth quarter of fiscal 2007. There were no severance charges for the first quarter of fiscal 2007.

•

Restatement-related charges of $2 million for shareholder litigation and related matters. Restatement-related charges were $1 million for the fourth quarter of fiscal 2007 and $3 million for the first quarter of fiscal 2007.

“KLA-Tencor delivered solid operational execution and extended our market leadership position in the quarter,” said Rick Wallace, CEO of KLA-Tencor. “We continued to reduce costs and improve operating leverage, while maintaining our aggressive pace of investment and innovation in delivering the next-generation yield management solutions our customers require to meet their mission-critical production challenges as they invest in new technologies.”

KLA-Tencor ended the first quarter of fiscal year 2008 with approximately eight months of product-related shipment and revenue backlog. The geographic breakdown of system orders in the quarter was:

Region	Percent of Orders
	Current Quarter	Historical Average
United States	14%	25%
Japan	46%	25%
Taiwan	13%	20%
Korea, China, & Singapore	19%	20%
Europe	8%	10%

KLA-Tencor’s financial position remained strong with cash and investments of $1.3 billion. Accounts receivable increased by $37 million compared to the prior quarter to $619 million on strong shipments.

KLA-Tencor will discuss its fiscal 2008 first quarter results, along with its outlook for the second quarter of fiscal 2008, on a conference call today beginning at 2:00 p.m. Pacific Daylight Time. A web cast of the call will be available at: www.kla-tencor.com.

Forward Looking Statements: Statements in this press release other than historical facts, such as statements regarding the benefit to customers of KLA-Tencor’s products and demand for KLA-Tencor’s products, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: the demand for semiconductors; new and enhanced product offerings by competitors; cancellation of orders by customers; and changing customer demands. For other factors that may cause actual results to differ materially from those projected and anticipated in forward-looking statements in this release, please refer to the Company’s Annual Report on Form 10-K for the year ended June 30, 2007, subsequently filed Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (including, but not limited to, the risk factors described therein).

About KLA-Tencor: KLA-Tencor is the world’s leading supplier of process control and yield management solutions for the semiconductor and related microelectronics industries. Headquartered in San Jose, Calif., the Company has sales and service offices around the world. An S&P 500 Company, KLA-Tencor is traded on the NASDAQ Global Select Market under the symbol KLAC. Additional information about the Company is available on the Internet at http://www.kla-tencor.com

KLA-Tencor Corporation

Condensed Consolidated Unaudited Balance Sheets

(In thousands)	September 30, 2007	June 30, 2007
ASSETS
Current assets:
Cash and investments	1,282,933	1,710,629

Accounts receivable, net	618,959	581,500
Inventories	500,286	535,370
Other current assets	415,428	425,272

Total current assets	2,817,606	3,252,771

Land, property and equipment, net	379,189	382,240
Goodwill	311,330	311,856
Purchased intangibles, net	167,626	175,432
Other assets	516,349	500,950

Total assets	$4,192,100	$4,623,249

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$119,050	$92,165
Deferred system profit	208,046	201,747
Unearned revenue	54,188	52,304
Other current liabilities	578,540	659,346

Total current liabilities	959,824	1,005,562

Non-current liabilities
Income tax payable	87,444	—
Unearned revenue	51,665	46,950
Other non-current liabilities	35,659	20,695

Total liabilities	1,134,592	1,073,207

Stockholders’ equity:
Common stock and capital in excess of par value	651,720	967,886
Retained earnings	2,385,949	2,570,751
Accumulated other comprehensive income	19,839	11,405

Total stockholders’ equity	3,057,508	3,550,042

Total liabilities and stockholders’ equity	$4,192,100	$4,623,249

KLA-Tencor Corporation

Condensed Consolidated Unaudited Statements Of Operations

	Three months ended
(In thousands except per share data)	September 30, 2007	September 30, 2006
Revenues:
Product	$578,432	$530,927
Service	114,588	98,436

Total revenues	693,020	629,363

Costs and operating expenses:
Cost of revenues*	305,893	270,119
Engineering, research and development*	99,344	99,293
Selling, general and administrative*	110,505	105,961

Total costs and operating expenses	515,742	475,373

Income from operations	177,278	153,990

Interest income and other, net	17,474	22,457

Income before income taxes and minority interest	194,752	176,447
Provision for income taxes*	106,594	41,368

Income before minority interest	88,158	135,079
Minority interest	—	843

Net income	$88,158	$135,922

Net income per share:
Basic	$0.47	$0.68
Diluted	$0.46	$0.67

Weighted average number of shares:
Basic	187,789	199,416
Diluted	193,043	203,323
* includes the following amounts related to equity awards:
Costs of revenues	$6,253	$8,587
Engineering, research and development	$8,592	$11,705
Selling, general and administrative	$13,238	$16,755
Provision for income taxes	$(8,475)	$(11,389)